Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com
FOR IMMEDIATE RELEASE
October 28, 2021

A. O. Smith Reports Record Third Quarter Sales
Third Quarter 2021 Highlights
(Comparisons are year-over-year, unless otherwise noted)
•Record sales of $914.6 million, an increase of 20% driven by inflation-related pricing actions and strong worldwide demand
•Net earnings of $131.6 million, an increase of 25% fueled by the benefit of pricing actions and higher volumes and despite higher material and logistics costs
•Earnings per share (“EPS”) of $0.82, an increase of 26% amid resilient sales and a $0.03 per share favorable tax impact
•Nine-month free cash flow1 of $331.5 million, an increase of 13% driven by strong earnings
•Raising full year 2021 outlook for both sales and EPS
1Reconciliation of operating cash flow to free cash flow is provided in the attached financial tables
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (the “Company”) (NYSE: AOS) today announced its record third quarter 2021 results.
Key Financial Metrics
Third Quarter
(in millions, except per share amounts)

	Q3 2021	Q3 2020	% change vs Q3 2020
Net sales	$914.6	$760.0	20%
Net earnings	$131.6	$105.4	25%
Diluted earnings per share	$0.82	$0.65	26%
“Our global A. O. Smith team delivered strong third quarter results driven by a 20% increase in sales compared with the third quarter of 2020,” noted Kevin J. Wheeler, chairman and chief executive officer. “Demand for our products is strong across all geographies, particularly in North America, resulting in record third quarter sales. Our record performance is a result of focused execution globally and tremendous effort by our procurement and operations teams in an environment in which we were challenged with component shortages, logistical bottlenecks and rapidly rising costs.
We remain in close contact with our suppliers and logistics providers to troubleshoot and resolve bottlenecks, as the environment can change quickly and frequently. I have confidence in our teams’ abilities to continue to successfully navigate through this environment.
“Our strategy of focusing on growing profitably through innovative and energy-efficient water heating and water treatment products, while capitalizing on a steady replacement cycle is paying dividends,” continued Wheeler. “We believe our strong performance continues to position us well to execute our long-term strategy and achieve sustained growth in sales and earnings.”
Segment-level Performance
North America
Sales in the North America segment of $658.2 million increased 21% compared with the third quarter of 2020 driven primarily by price increases, largely on water heaters, which were implemented in response to rapidly rising material costs and increased transportation costs, along with higher volumes of water heaters, boilers and water treatment products. The Company estimates 85% of water heater and boiler demand is replacement.
Segment earnings of $151.8 million increased 14% compared with the third quarter of 2020. The impact to earnings from inflation-related price increases and higher volumes was partially offset by higher material and logistics costs. Segment operating margin of 23.1% declined compared with 24.5% in the third quarter of 2020 primarily due to the rise in material costs outpacing pricing actions, which historically lag behind costs.
Rest of World
Rest of World segment sales of $263.1 million increased 19% from the third quarter of 2020, with approximately 55% of the increase driven by constant currency growth in China in each of the Company’s major product categories, including electric and gas tankless water heaters, and residential and commercial water treatment products, including replacement filters. Sales growth was positively impacted by channel inventory changes which, at the end of the third quarter, remained at levels similar to the beginning of 2021. Currency translation of China sales favorably impacted sales by approximately $14 million. Products with higher selling prices, including super-quiet gas tankless water heaters and water treatment products that deliver filtered water at a faster flow rate, contributed to sales gains. India sales were robust, increasing approximately 38% as the region’s economy emerged from a second-quarter surge of the COVID-19 virus.
Rest of World segment earnings of $26.8 million increased 60% compared with the third quarter of 2020. In China, the impact to earnings from higher volumes was partially offset by higher employee incentives and brand-building-related advertising costs, as well as the absence in 2021 of the social insurance waivers that had been granted in 2020. Segment operating margin of 10.2% increased from 7.5% in the third quarter of 2020, primarily as a result of operating leverage from higher volume.
Balance Sheet, Liquidity, Capital Allocation and Taxes
As of September 30, 2021, cash and marketable securities balances totaled $685.2 million with total debt of $106.4 million resulting in a leverage ratio of 5.3% as measured by total debt-to-total capitalization.

Free cash flow of $331.5 million during the first nine months of 2021 increased from $293.7 million during the same period in 2020. The impact of higher earnings in 2021 compared with the prior year was partially offset by a larger investment in working capital to support demand during the first nine months of 2021 compared with the same period in 2020.
Consistent with its strategy to grow through acquisitions and further penetrate existing markets, the Company acquired Giant Factories, Inc. earlier this month for $192 million, subject to customary adjustments, using a combination of debt and cash. Giant, a Canada-based manufacturer of residential and commercial water heaters, had trailing 12-month annual sales of approximately $105 million. The acquisition fits squarely in the Company’s core capabilities, supplements the Company’s presence in Canada and enhances its capacity and distribution in the region.
As part of its ongoing focus on returning capital to shareholders, the Company repurchased 3,177,467 shares at a cost of $212.0 million during the first nine months of 2021. The Company took a pause in its share repurchase program in the third quarter during a blackout period due to the acquisition of Giant. As of the end of September, authority remained to repurchase an additional approximately 5.4 million shares. The Company projects its share repurchases will total $400 million in 2021.
On October 11, the Company’s board of directors approved an 8% increase in the dividend rate, resulting in a five-year compound annual dividend growth rate of 17%.
The Company’s effective tax rate in the third quarter of 20.9% was lower than the prior year. The 2021 tax rate was favorably impacted by $4.2 million, or $0.03 per share, related to amending a previously filed income tax return, as well as a change in the geographic earnings mix.
Outlook
2021 Outlook
(in millions except per share amounts)

	2020	2021 Outlook
	Actual	Low End	High End
Net sales	$2,895	$3,474	$3,503
Diluted earnings per share	$2.12	$2.86	$2.90
Note: the table above excludes the impact from Giant, acquired in October 2021
“With strong sales growth and solid demand for our products continuing through October and further inflation-related pricing actions effective in November, we are raising our outlook for full year 2021 sales to increase between 20 and 21% year over year, including approximately $54 million of benefit from China currency translation and excluding sales from Giant. We expect the increase in sales to drive increased profitability with a revised outlook for EPS to between $2.86 and $2.90, up 5% at the midpoint from our previous guidance of $2.70 to $2.76,” stated Wheeler.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the company’s website www.aosmith.com. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Third Quarter 2021 Earnings Call link.

Forward-looking statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, and its operations and workforce as a result of the severity and duration of the COVID-19 pandemic; inability of the Company to implement or maintain pricing actions; an uneven recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences; potential weakening in the high-efficiency boiler segment in the U.S.; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; a weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Statement of Earnings
(condensed consolidated financial statements -
dollars in millions, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$914.6	$760.0	$2,543.4	$2,060.8
Cost of products sold	574.3	462.9	1,593.1	1,276.7
Gross profit	340.3	297.1	950.3	784.1
Selling, general and administrative expenses	177.6	159.4	517.2	489.1
Severance and restructuring expenses	—	1.6	—	7.7
Interest expense	1.0	1.6	2.9	6.3
Other income	(4.7)	(2.8)	(13.6)	(11.0)
Earnings before provision for income taxes	166.4	137.3	443.8	292.0
Provision for income taxes	34.8	31.9	96.3	67.1
Net earnings	$131.6	$105.4	$347.5	$224.9
Diluted earnings per share of common stock	$0.82	$0.65	$2.15	$1.38
Average common shares outstanding (000’s omitted)	160,628	162,480	161,707	162,517

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(unaudited) September 30, 2021	December 31, 2020
ASSETS:
Cash and cash equivalents	$486.1	$573.1
Marketable securities	199.1	116.5
Receivables	623.8	585.0
Inventories	357.7	300.1
Other current assets	71.4	43.3
Total Current Assets	1,738.1	1,618.0
Net property, plant and equipment	539.5	541.3
Goodwill and other intangibles	867.0	870.7
Operating lease assets	39.3	41.6
Other assets	116.1	89.1
Total Assets	$3,300.0	$3,160.7
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$649.6	$595.2
Accrued payroll and benefits	94.6	74.6
Accrued liabilities	177.5	161.9
Product warranties	54.1	47.8
Debt due within one year	6.8	6.8
Total Current Liabilities	982.6	886.3
Long-term debt	99.6	106.4
Operating lease liabilities	31.4	34.4
Other liabilities	289.9	285.3
Stockholders’ equity	1,896.5	1,848.3
Total Liabilities and Stockholders’ Equity	$3,300.0	$3,160.7

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating Activities
Net earnings	$347.5	$224.9
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	58.0	60.7
Stock based compensation expense	10.3	11.5
Net changes in operating assets and liabilities:
Current assets and liabilities	(20.8)	60.8
Noncurrent assets and liabilities	(18.2)	(27.5)
Cash Provided by Operating Activities	376.8	330.4
Investing Activities
Capital expenditures	(45.3)	(36.7)
Acquisitions of businesses	(9.0)	—
Investment in marketable securities	(160.1)	(119.9)
Net proceeds from sale of marketable securities	79.1	169.0
Cash (Used in) Provided by Investing Activities	(135.3)	12.4
Financing Activities
Long-term debt repaid	(6.8)	(170.1)
Common stock repurchases	(212.0)	(56.7)
Net proceeds from stock option activity	15.7	4.4
Dividends paid	(125.4)	(116.5)
Cash Used In Financing Activities	(328.5)	(338.9)
Net (decrease) increase in cash and cash equivalents	(87.0)	3.9
Cash and cash equivalents - beginning of period	573.1	374.0
Cash and Cash Equivalents - End of Period	$486.1	$377.9

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales
North America	$658.2	$544.0	$1,814.7	$1,557.4
Rest of World	263.1	221.4	748.6	521.3
Inter-segment sales	(6.7)	(5.4)	(19.9)	(17.9)
	$914.6	$760.0	$2,543.4	$2,060.8
Earnings (losses)
North America(1)	$151.8	$133.1	$423.9	$365.6
Rest of World(2)	26.8	16.7	60.9	(31.3)
Inter-segment earnings elimination	(0.1)	—	(0.1)	(0.3)
	178.5	149.8	484.7	334.0
Corporate expense	(11.1)	(10.9)	(38.0)	(35.7)
Interest expense	(1.0)	(1.6)	(2.9)	(6.3)
Earnings before income taxes	166.4	137.3	443.8	292.0
Tax provision	34.8	31.9	96.3	67.1
Net earnings	$131.6	$105.4	$347.5	$224.9
(1) includes severance and restructuring expenses of:	$—	$0.5	$—	$2.7
(2) includes severance and restructuring expenses of:	$—	$1.1	$—	$5.0

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Nine Months Ended, September 30,
	2021	2020
Cash provided by operating activities (GAAP)	$376.8	$330.4
Less: Capital expenditures	(45.3)	(36.7)
Free cash flow	331.5	293.7